FOR IMMEDIATE RELEASE


Company Contact:                                  Financial Relations Board:
Richard Armitage                                  Lynne Farris (General Info.)
Chief Financial Officer                           Jordan Goldstein (Analysts)
(408) 988-2800                                    (415) 986-1591

            UNISON SOFTWARE REPORTS FISCAL 1998 FIRST QUARTER REVENUES AND
                      ANNOUNCES PROPOSED MERGER WITH IBM/TIVOLI

Santa Clara, CA (September 15, 1997) - Unison Software, Inc. (Nasdaq NM:
UNSN), a leading developer of networked systems management tools, today announced increased revenues for the fiscal 1998 first quarter ended August 31, 1997. For the quarter, revenues grew 36 percent to $10.3 million from $7.6 million for the same period last year. The company reported net income of $768,000, or $0.06 per share, compared with net income of $763,000, or $0.06 per share, for the same period last year. Per share results have been adjusted retroactively to reflect the three-for-two stock split effective on January 31, 1997.

Additionally, the company announced it has signed a definitive agreement to merge with Tivoli Systems, a subsidiary of IBM (NYSE:IBM). Under the terms of the agreement, each share of Unison Software common stock will be converted in the merger into the right to receive $15 in cash or IBM common stock, at the shareholder's election. Shareholders may elect to receive up to approximately one-half of the total value of the transaction in cash.
The transaction is subject to Unison shareholder approval and other standard conditions to closing.

Unison Software Reports Increased Revenue for Fiscal 1998 First Quarter
September 15, 1997
p.2


Don H. Lee, chief executive officer, stated, "Unison is currently positioned as an industry-leading developer of workload management software tools, and our suite of products are providing cost-effective solutions to networked systems environments. The success of out product line, together with the innovative and entrepreneurial nature of our development and sales teams, have also positioned us as an attractive complement to one of our most important strategic partners, Tivoli Systems, Inc., an IBM Company. By combining our strengths and resources, we will be able to take advantage of the industry momentum that is driving the growth of our two companies.

"Today, we face an increasingly complex competitive landscape," continued Mr. Lee. "We believe that merging with a key market leader will bolster our ability to expand our market opportunities and accelerate our growth. A merger with IBM/Tivoli will strengthen our ability to recruit high-caliber employees, provide the marketing muscle we need to distribute our products worldwide, leverage our investment in R&D activities, and enhance our overall effectiveness in the marketplace."

"We believe that this merger is a natural evolution of our strategic partnership with IBM/Tivoli and will benefit our customers, employees, and shareholders," concluded Mr. Lee.

Unison Software, Inc. is a leading developer of networked systems management software for large, complex, geographically dispersed computing environments. The company's suite of workload,

Unison Software Reports Increased Revenue for Fiscal 1998 First Quarter
September 15, 1997
p.3


storage and output management tools enable customers to manage and automate workload scheduling and distribution, high-speed backup, and print production in client/server environments. By providing coordinated distributed processes and expedient delivery of business-critical information, Unison's products are designed to enable customers to improve efficiency and reduce operating costs. For more information, please visit the company's World Wide Website at http://www.unison.com.

The statements made in this release that are not historical facts contain forward-looking information that may involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1994. Important factors that may cause actual results to differ include, but are not limited to, the company's ability to deliver products that meet the needs of its targeted markets, especially UNIX and Windows NT, the effectiveness of the company's relationship with its partners, the impact of competitive products and services, the effect of economic conditions or technological changes in target markets, the ability of the company to expand its field sales force and indirect distribution channels, risks inherent in international operations and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

                            [financial tables follow]

                              UNISON SOFTWARE, INC.
                      Consolidated Statement of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                              First Quarter Ended
                                        August 31, 1997     August 31, 1996
                                        ---------------     ---------------
Net Revenues:

     License fees                            $6,032              $4,546

     Services                                 4,308               3,033
                                        ---------------     ---------------
     Total Net Revenue                       10,340               7,579

Costs and Expenses:

     Cost of License Fees                      277                  195

     Cost of services                        1,043                  699

     Sales and marketing                     5,149                3,783

     Research and development                1,720                1,092

     General and administrative              1,186                  801
                                        ---------------     ---------------

          Total Costs and Expenses           9,375                6,570
                                        ---------------     ---------------

Income from operations                         965                1,009

Interest and other income (expense)            284                  232
                                        ---------------     ---------------

Income before net taxes                      1,249                1,241

Provision for income taxes                     481                  478
                                        ---------------     ---------------

Net income                                    $768                 $763
                                        ---------------     ---------------
                                        ---------------     ---------------

Net income per share                         $0.06                $0.06

Shares used in per share calculation        12,121               12,158


Note: The number of shares used in the per share calculation have been adjusted retroactively to give effect to a three-for-two stock split effective January 31, 1997.